Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a nominee to the board of directors of The Elmet Group Co. (the “Company”) in the Company’s Registration Statement on Form S-1 and in all amendments thereto, including post-effective amendments (the “Registration Statement”), in connection with the initial public offering of the Company’s common stock. The undersigned also consents to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Brian Thomas Deveaux
Name:	Brian Thomas Deveaux
Date:	March 27, 2026